Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made on April 27, 2023 between Just Right Products, Inc, a Texas corporation, having its principal place of business at 5941 Posey Lane, Haltom City, Texas, 76117, (“Buyer”) and Innovative Impressions, Inc., a Texas corporation, having its principal place of business at 2333 Minnis Drive Suite D, Haltom City, Texas 76117, (“Seller”).

WHEREAS, Seller is the owner of certain Assets (as defined herein) and as more particularly described on Exhibit A attached hereto and made a part of this Agreement; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Assets, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Assets. Seller shall sell to Buyer and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, all of the tangible personal property of Seller as determined by a complete inventory and accounting to be taken (i) all of the fixtures, equipment, and other tangible assets of Innovative Impressions as shown on Exhibit A and (ii) the trade, business name, telephone number and listing and goodwill, (collectively, the “Assets”).

The Assets are limited to the assets specifically set forth on Exhibit A. Buyer shall not assume any liabilities of Seller or its individual shareholders, directors, officers, affiliates, creditors, parent or subsidiary companies, if any. All risk of loss relating to the Assets remain with Seller until the Closing has been completed. Seller shall not have any liability to the Buyer after the Closing.

2. Purchase Price. The purchase price for the Assets is $200,000.00 (the “Purchase Price”). Buyer shall also execute a Pledge and Security Agreement in substantially the form as set for in Exhibit B to this Agreement, for the Assets being acquired, to secure payment of the Note described below.

3. Payment of Purchase Price. Upon execution of this Agreement, Buyer shall deposit the sum of $0.00 in the escrow described in Paragraph 4. The remainder of the Purchase Price ($200,000.00) shall be paid out in equal consecutive monthly installments of $8,333.33 beginning on the first day of the month following the execution of this Agreement and in accordance with the Promissory Note (the “Note”) attached to and made a part of this Agreement by reference as Exhibit C. In connection with the Note, a UCC-1 in substantially the form as set forth in Exhibit D will be signed by both parties and recorded with the Texas Secretary of State and within the records of the Tarrant County Clerk.

4. Transaction Documents. This Agreement, the Pledge and Security Agreement, the Promissory Note, the UCC-1 and the Consulting Agreement shall be referred to, collectively as the “Transaction Documents.”

5. Closing and Escrow. The closing date shall be April __, 2023 (the “Closing”), provided there are no unforeseen delays. Closing shall not be later than 30 calendar days after the designated closing date, unless a further extension is agreed upon in writing between the Buyer and Seller. If any of the parties intend to have a title company or escrow agent close the transaction, the parties shall mutually agree upon such company or agent with costs to be equally split between the parties. The costs of escrow are separate and apart from the Purchase Price. Both Buyer and Seller shall submit all documentation and other information requested by the title company/escrow agent needed to close the transaction. The parties shall fix a date and time with the title company/escrow agent to close the transaction. On the closing date, the Assets will be located at 2333 Minnis Dr #D, Haltom City, Texas 76117, and will not be removed without the prior written consent of the Buyer.

6. Representations by Seller. Seller covenants and represents:

a. Seller is the sole owner of the Assets with full right to sell or dispose of the Assets as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Assets.

b. Seller has no undischarged obligations affecting the Assets being sold pursuant to this Agreement.

c. There are presently and will be at Closing, no liens or security interests against the Assets.

d. No consent from or other approval from of a governmental entity, board of directors, or any other person is necessary in connection with the execution of this Agreement, or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e. The Assets are merchantable and fit for their intended use and are free of any known material defect in workmanship. Any finished goods are of a type, quantity, and quality usable and salable in the ordinary course of business.

f. Seller has paid, or will arrange for the full payment of, all taxes owned by Seller in connection with the Assets for the period up to Closing.

g. At the signing of this Agreement, Seller will provide Buyer with a copy of the most recent insurance policy covering the Assets. Buyer has the option to assume the insurance policy subject to insurance company approval.

h. To Seller’s knowledge and belief, there are no known licenses or permits currently required by Seller for the satisfaction of the sale of the Assets or this Agreement, or, in the alternative, Seller has obtained the proper licenses or permits in order to effectuate this Agreement.

i. There are no known actions, suits, proceedings, or investigations pending or, to the knowledge of Seller, threatened against or involving Seller or brought by Seller or affecting any of the Assets at law or in equity.

j. Seller is not operating its business under or subject to, or in default with respect to any governmental department, commission, board, agency, or instrumentality, domestic or foreign.

k. To the best of Seller’s knowledge and belief, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by Seller of the Assets do not violate any such laws, regulations, or orders. Seller has no knowledge or any material, present or future expenditures that will be required with respect to any of Seller’s facilities to achieve compliance with any applicable present stature, law, or regulation, including those relating to the environment or occupational health and safety.

l. No representation or warranty by Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant thereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading.

m. Seller has as of the Closing no liabilities of any kind whatsoever, contingent or otherwise that would impair the transfer of the assets.

n. At the request of Buyer, Seller will provide an affidavit certifying that there presently is not, nor to the best of Buyer’s knowledge and belief, ever been, any dumping or storage of toxic, Superfund, or hazardous wastes on the Premises.

7. Indemnification Provisions. It is agreed by and between parties that the Seller shall jointly and severally indemnify and hold Buyer and its assigns harmless from any and all claims of any nature whatsoever in connection with this Agreement, including without limitation:

a. Tort claims.

b. Creditor claims.

c. Claims made after Closing in connection with federal and state franchise taxes, Social Security taxes, sales taxes, unemployment taxes, and all other taxes of whatever nature or form in connection with the operation of the business ending on and accrued prior to Closing.

d. Any claims for wages, vacation, sick pay, or fringe benefits claims by Seller’s employees for periods prior to Closing. If requested by Buyer, Seller shall furnish Buyer with a list of all business employees (full and part-time), current rate of compensation and fringe benefits, if any. Buyer makes no warranties or guarantees regarding employment of any of the employees.

8.  Covenants of Seller. Seller covenants with the Buyer as follows:

a. The Bill of Sale to be delivered at Closing will transfer the Assets free and clear of all encumbrances except for those set forth in the Pledge and Security Agreement and Promissory Note.

b. Seller assumes all risk of loss, damage, or destruction to the Assets until the Closing. If the Assets are damaged or lost prior to Closing such that their valuation is affected, Seller agrees to negotiate in good faith a reasonable reduction in the Purchase Price to account for such lost value of the Assets.

9. Inventory of Assets. A complete inventory of the stock in trade, merchandise, and other tangible assets to be sold and purchased under this Agreement shall be taken on April ____, 2023 by Fred Breese. Marc Johnson will video and photo document the Assets. Operation of the business will be suspended immediately prior to the taking of the inventory and will remain suspended until after Closing, unless doing so would cause a depreciation of any of the Assets. Any of the Assets subject to losing value, or otherwise becoming encumbered, based on suspension of operation, may remain in use until the Assets can be transferred to Buyer with the purpose of retaining the maximum value until the execution and complete satisfaction of this Agreement.

10. Schedules. Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement, and each is incorporated herein by reference.

11. Entire Agreement. This Agreement, including the Pledge and Security Agreement, Promissory Note, and Consulting Agreement, constitutes the sole and only agreement between Buyer and Seller respecting the business or the sale and purchase of it. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any additional agreements or representations respecting the business or its sale to Buyer not expressly set forth in this Agreement are null and void, unless otherwise required by law. Both parties agree to waive rights as to any conflicting laws which may nullify this Agreement to the full extent allowable by law.

12. Conditions Precedent of Buyer. The obligations of the Buyer hereunder are subject to the conditions that on or prior to the Closing:

a. The representations and warranties of Seller contained in this Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b. Seller shall have performed and complied with all agreements and conditions require by this Agreement to be performed or complied with by it prior to or at the Closing.

c. If requested by Buyer, Seller shall have delivered to buyer copies of the resolutions of the board of directors of Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary of Assistant Secretary.

d. On the Closing, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as provided herein.

e. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for Buyer, if any.

f. The Assets or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or the public enemy, nor shall any substantial portion of the Assets have been stolen, taken by eminent domain, or subject to condemnation. If the Closing occurs despite casualty as a result of the waiver of condition by Buyer, Seller shall assign or pay over to Buyer any proceeds of any insurance or condemnation proceeds with respect to any casualty involving the Assets that occurs after the Closing.

g. There shall been no material change in the Assets or in the condition, financial or otherwise, or in the business, properties, earnings or net worth of Seller.

13. Arbitration. In the event the parties are not able to resolve any dispute between them arising out of or concerning this Agreement, or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by final and binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon by the parties. The arbitrator’s award shall be final, and judgment may be entered upon it in any court having jurisdiction. In the event that any legal or equitable action, proceeding or arbitration arises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees. The parties agree to arbitrate all disputes and claims in regards to this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including tort claims that are a result of this Agreement. The parties agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

14. Costs and Expenses. Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

15.  Miscellaneous Provisions.

a. Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Texas.

b. Parties Bound. This Agreement shall be binding on an inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

c. Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of this Agreement. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of the parties. This may include striking the invalid, illegal, or unenforceable provisions as if they had never been contained in this Agreement, or modifying the invalid, illegal or unenforceable provisions to make them compliant without modifying the original purpose of the parties.

d. Amendments. This Agreement may be amended by the parties only by a written agreement.

e. Attorneys’ Fees. Should any arbitration or litigation be commenced between the parties concerning the rights and duties of either party in relation to the business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorney’s fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:		SELLER:

By:	/s/ Marc Johnson	By:	/s/ Robert F. Breece
	Marc Johnson		Robert F. Breese
Its:	President	Its:	President
Date:	April 27, 2023	Dated:	April 27, 2023

EXHIBIT A

Description	Serial Number
Tajima TMEX C901 single head	01568
Tajima TMIIC1508 8 head	U2510
Tajima TMEDC 912 12 head	2171
Tajima TMEDC 918-18 head	2056
Tajima TMEDC 918-18 head	1500
Tajima TMEDC 918-18 head(Parts)	1501
Tajima	7083
SWF E/UH1506 6 head	C6400301
Brother BAS 415 1 head	J1560694
Embroidery Software
Pulse DG15 Maestro	NG47438
Creator	NG65165
Artist	NG67238
Thread and Embroidery Supplies
Desks and Work Stations
File cabinets
Shelving
Phone System
Desktop Computers

EXHIBIT B

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”) is made on this April ___, 2023, between Just Right Products, Inc, a Texas corporation, having its principal place of business at 5941 Posey Lane, Haltom City, Texas, 76117, (“Debtor”) and Robert F. Breese, an individual residing at 5782 Blue Ridge Dr, Ft. Worth, Tx, 76112, (“Secured Party”).

WHEREAS, Debtor and Secured Party are parties to that certain Asset Purchase Agreement, Consulting Agreement, and Promissory Note, each dated of the date hereof (as amended, restated or otherwise modified from time to time, the “Transaction Documents”); and

WHEREAS, it is a condition precedent to Secured Party entering into the Transaction Documents that the Debtor shall have executed and delivered to Secured Party this Agreement providing for the grant to Secured Party a security interest in the Assets (as defined in the Asset Purchase Agreement) held by Secured Party and to be transferred to Debtor pursuant to the Transaction Documents, to secure all of Debtor’s obligations under the Transaction Documents.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Creation of Security Interest. Secured Party shall secure the Note (as defined in the Asset Purchase Agreement) in the principal amount of $200,000.00 and the payment and performance of all other liabilities and obligations of Debtor to Secured Party of every kind and description, direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising. In addition, Debtor hereby grants to Secured Party a security interest in the collateral described in Paragraph 2 to secure the performance and payment of the Note of Debtor to Secured Party as set forth in the Transaction Documents (collectively, the “Pledged Collateral”).

2. Pledged Collateral. The Pledged Collateral shall consist of the following:

Description	Serial Number
Tajima TMEX C901 single head	01568
Tajima TMIIC1508 8 head	U2510
Tajima TMEDC 912 12 head	2171
Tajima TMEDC 918-18 head	2056
Tajima TMEDC 918-18 head	1500
Tajima TMEDC 918-18 head(Parts)	1501
Tajima	7083
SWF E/UH1506 6 head	C6400301
Brother BAS 415 1 head	J1560694
Embroidery Software

Pulse DG15 Maestro	NG47438
Creator	NG65165
Artist	NG67238

3. Security Interest. Debtor grants to Secured Party a security interest in the Pledged Collateral as described in Paragraph 2 placed upon the premises located at 2333 Minnis Drive Suite D, Haltom City, Texas 76117 (the “Premises”).

4. Warrants and Covenants. Debtor hereby warrants and covenants that Debtor shall pay to Secured Party the sum or sums evidenced by the Transaction Documents. The Pledged Collateral will not be removed from the Premises other than in the ordinary course of business. Debtor will immediately notify Secured Party in writing of any change in the Premises. Debtor will not sell, dispose, or otherwise transfer any of the Pledged Collateral or any interest therein without the prior written consent of Secured Party, and Debtor shall keep the Pledged Collateral free from unpaid charges, taxes, and liens. Debtor shall maintain insurance at all times with respect to all Pledged Collateral against risks of fire, theft, and other such risks and in such amounts as Secured Party may require. Debtor shall make all repairs, replacements, additions, and improvements necessary to maintain the Pledged Collateral in good working order and condition.

5. Default. Debtor shall be in default under this Agreement upon any non-compliance with or non-performance of the Debtor’s obligations under this Agreement or the Transaction Documents. Upon default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of Secured Party pursuant to this Agreement, the Transaction Documents or applicable law.

6. Waiver. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion.

7. Notices. Any notices required to be given under this Agreement by either party to the other may be made by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested. A notice shall be deemed communicated as of the time of delivery if personally delivered, or as of the time of mailing. The address of the Debtor for the purpose of receiving notice shall be 5941 Posey Ln, Haltom City, Texas. 76117 The address of the Secured Party for this purpose shall be 5782 Blue Ridge Dr, Ft. Worth, Tx. 76112. Either party may change its address for the purpose of receiving notice by giving the other party written notice of the change.

8. Governing Law. This Agreement shall be construed under and in accordance with the laws of Texas and all obligations of the parties created under this Agreement are performable in Texas.

9. Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

10. Legal Construction. In the event, any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision. This Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

11. Amendments. This Agreement may be amended by the parties only by a written agreement.

12. Assignment. This Agreement shall not be assignable by either party without the express written consent of the other party.

13. Attorney’s Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.

14. Signatories. This Agreement shall be signed on behalf of Debtor by Marc Johnson, its President, and on behalf of Secured Party by Robert F. Breese, individually, and shall be effective as of the date first written above. Each party represents and warrants that they have obtained the proper authority, whether arising under applicable law, corporate governance, or otherwise to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DEBTOR:		SECURED PARTY:

By:		By:
	Marc Johnson		Robert F. Breese
Its:	President	Dated:	April __, 2023
Date:	April __, 2023

EXHIBIT C

Promissory Note

PROMISSORY NOTE

$200,000.00	Haltom City, Texas	April __, 2023

FOR VALUE RECEIVED, the undersigned Just Right Products, Inc, a Texas corporation (“Maker”), hereby promises to pay to the order of Robert F. Breese, an individual residing in the State of Texas (“Payee”), at 5782 Blue Ridge Dr, Ft Worth, Tx 76112, the principal sum of TWO HUNDRED THOUSAND AND No/100 DOLLARS ($200,000.00) (the “Principal Sum”), payable in twenty-four monthly installments according to the repayment schedule set forth on Exhibit A attached hereto. The Principal Sum shall be due and payable in full on or before April 1, 2025.

Maker may prepay all or any part of the Principal Sum at any time and from time to time, without premium or penalty.

The holder hereof may declare the unpaid balance of the Principal Sum to be immediately due and payable, without notice or demand, if (a) Maker fails or refuses to pay any part of the Principal Sum when due, (b) a default should occur under any agreement, document, or instrument securing or assuring payment of any part hereof or executed in connection herewith, or (c) Maker shall become insolvent, fail to pay Maker’s debts generally as they become due, or voluntarily or involuntarily be made the subject of any proceeding provided for by any bankruptcy or similar debtor relief law. All past-due principal on this note shall, from maturity (stated or by acceleration) until paid, bear simple interest at a rate per annum equal to the lesser of the highest applicable rate or 18%, payable on demand.

Notwithstanding anything to the contrary herein, there shall be a five (5) calendar day grace period for each monthly installment payment during which 18% interest as set forth above shall not accrue so long as such monthly installment shall be paid within five (5) calendar days of the scheduled due date.

This note is secured by (i) a Pledge and Security Agreement (the “Agreement”) dated _____, executed by Maker, as Debtor, for the benefit of Payee, covering certain Pledged Collateral as defined in the Agreement and (ii) UCC-1 filing with the State of Texas Secretary of State and the Tarrant County Clerk.

If this note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay court costs, reasonable attorneys’ fees, and other costs of collection of the holder hereof. This note shall be governed by and construed in accordance with the laws of the State of Texas.

Maker and each surety, endorser, guarantor, and other party liable for the payment of any part hereof, severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this note.

Maker agrees and acknowledges that this note contains the entire agreement with respect to the loan and repayment thereof, and that no one has made, and Maker is not relying upon, any statement, representation or promise not contained herein. Further, Maker acknowledges and agrees that this note, including the attachments mentioned in the body as incorporated by reference, sets forth the entire agreement between the Maker and Payee with regard to this subject matter hereof.

JUST RIGHT PRODUCTS, INC.

By:
Marc Johnson, President

Repayment Schedule:

Payment Date	Payment Amount
May 1, 2023	$8,333.33
June 1, 2023	$8,333.33
July 1, 2023	$8,333.33
August 1, 2023	$8,333.33
September 1, 2023	$8,333.33
October 1, 2023	$8,333.33
November 1, 2023	$8,333.33
December 1, 2023	$8,333.33
January 1, 2024	$8,333.33
February 1, 2024	$8,333.33
March 1, 2024	$8,333.33
April 1, 2024	$8,333.33
May 1, 2024	$8,333.33
June 1, 2024	$8,333.33
July 1, 2024	$8,333.33
August 1, 2024	$8,333.33
September 1, 2024	$8,333.33
October 1, 2024	$8,333.33
November 1, 2024	$8,333.33
December 1, 2024	$8,333.33
January 1, 2025	$8,333.33
February 1, 2025	$8,333.33
March 1, 2025	$8,333.33
April 1, 2025	$8,333.41
Total	$200,000.00

EXHIBIT D